Exhibit 4(a)(ii)

Smith & Nephew plc
15 Adam Street	T 44 (0) 207 401 7646
London WC2N 6LA	F 44 (0) 207 930 3353
England	www.smith-nephew.com

Royal Bank of Scotland plc
Loans Administration
Corporate Agency Team
2 1/2 Devonshire Square
London EC2M 4BB	9 May 2008

For the attention of: Loans Administration/LAU

Dear Sirs

SMITH & NEPHEW PLC US$2,500,000,000 Facility Agreement

dated 29 May 2007 (the “Agreement”)

1.	We refer to the Agreement. This is a Term Out Notice, given with effect on 9 May 2008. The relevant Term Out Date is 14 May 2008.

2.	Terms defined in the Agreement have the same meaning in this Term Out Notice unless given a different meaning in this Term Out Notice.

3.	We elect to exercise the Term Out Option pursuant to Clause 7.2 (Term Out Option) of the Agreement in relation to the following Loans:

	Currency	Amount	Borrower	Initial Maturity Date
a)	USD	140,000,000 (One Hundred and Forty Million)	Smith & Nephew plc	20 May 2008
b)	USD	25,000,000 (Twenty Five Million)	Smith & Nephew plc	20 May 2008
c)	GBP	50,000,000 (Fifty Million)	Smith & Nephew plc	27 May 2008
d)	GBP	50,000,000 (Fifty Million)	Smith & Nephew plc	27 May 2008
e)	GBP	50,000,000 (Fifty Million)	Smith & Nephew plc	27 May 2008
f)	GBP	47,902,481 (Forty Seven Million, Nine Hundred & Two Thousand, Four Hundred & Eighty One)	Smith & Nephew plc	27 May 2008
g)	CHF	440,000,000 (Four Hundred and Forty Million)	Smith & Nephew plc	20 May 2008

4.	We request that the above Loans be converted into Term Loans on the following terms:

	Currency	Amount	Borrower	Extended Maturity Date
a)	USD	140,000,000 (One Hundred and Forty Million)	Smith & Nephew plc	29 May 2012
b)	USD	25,000,000 (Twenty Five Million)	Smith & Nephew plc	29 May 2012
c)	GBP	50,000,000 (Fifty Million)	Smith & Nephew plc	29 May 2012
d)	GBP	50,000,000 (Fifty Million)	Smith & Nephew plc	29 May 2012
e)	GBP	50,000,000 (Fifty Million)	Smith & Nephew plc	29 May 2012
f)	GBP	47,902,481 (Forty Seven Million, Nine Hundred & Two Thousand, Four Hundred & Eighty One)	Smith & Nephew plc	29 May 2012
g)	CHF	440,000,000 (Four Hundred and Forty Million)	Smith & Nephew plc	29 May 2012

5.	We confirm that:

a)	The Repeating Representations are correct on the date of the Term Out Notice as if made with reference to the facts and circumstances now prevailing; and

b)	No Default has occurred which is outstanding as at the date of this Term Out Notice.

6.	This Term Out Notice is irrevocable.

For and on behalf of

Smith & Nephew plc

and as agent for Smith & Nephew Deutschland (Holdings) GmbH

By:	/s/ Adrian Hennah	By:	/s/ Paul Chambers
Name:	Mr Adrian Hennah	Name:	Mr Paul R Chambers
Title:	Chief Financial Officer	Title:	Company Secretary